                                                                     EXHIBIT 2.2


         This Amendment No. 1, dated as of June 20, 2003, to the Limited Liability Company Agreement, dated as of December 19, 2002 (the "Agreement"), of JCF CFN LLC (the "Company") is made by and among JCF Associates I LLC (the "Managing Member"), The Enstar Group, Inc. ("Enstar" and together with the Managing Member, the "Existing Members"), and Castlewood Holdings Limited ("Castlewood"). Capitalized terms not defined herein are used as defined in the Agreement.

                              W I T N E S S E T H :

         WHEREAS, the Existing Members are parties to the Agreement;

         WHEREAS, the Existing Members desire to amend Schedule A to the Agreement in order to (i) admit Castlewood as a Member of the Company and (ii) increase Enstar's Maximum Contribution Commitment to $15.3 million;

         WHEREAS, the Existing Members desire to amend certain other provisions of the Agreement in the manner and as more fully set forth herein; and

         WHEREAS, the Existing Members, by their execution of this Amendment, are consenting to (i) the admission of Castlewood to the Company as a Member (as required by Section 6 of the Agreement) (ii) to the increase in Enstar's Maximum Contribution Commitment to $15.3 million and (iii) the other changes set forth herein (in the case of clauses (ii) and (iii), as required by Section 19 of the Agreement).

         NOW, THEREFORE, in consideration of the premises the parties hereto agree as follows:

         1. Admission of Castlewood. Castlewood hereby agrees that by virtue of the execution and delivery of this Amendment No. 1 by the parties hereto Castlewood will become a Member of the Company and a party to the Agreement (and will be deemed to have executed and delivered a counterpart thereof), and Castlewood hereby accepts and agrees to be bound by all of the terms and provisions of the Agreement.

         2. Amendment to Section 4. Section 4 is hereby amended and restated in its entirety as follows:

         "The purpose of the Company shall be, directly or indirectly through subsidiaries or affiliates, (i) to serve as a member of CFN Investment Holdings LLC, a Delaware limited liability company ("Holdings") in accordance with the Limited Liability Company Agreement of Holdings dated as of December 19, 2002 (as amended from time to time, the "Holdings Agreement"), (ii) to serve as a member of FPS DIP LLC, a Delaware limited liability company ("DIP") in accordance with the Limited Liability Company Agreement of DIP dated as of December 19, 2002 (as amended from time to time, the "DIP Agreement"), (iii) to serve as a member of Green Tree Investment Holdings II LLC ("Green Tree") in accordance with the Limited Liability Company Agreement of Green Tree (as amended from time to time, the "Green Tree Agreement"),
         (iv) to serve as a member of such other entities as are formed to effect the acquisition of certain assets of Conseco Finance Corporation (such other entities, together with Holdings, DIP and Green

         Tree, the "Entities") in accordance with the applicable governing documents of such entities (together with the Holdings Agreement, the DIP Agreement and the Green Tree Agreement, the "LLC Agreements") and
         (v) to do all things necessary or incidental thereto. The Members acknowledge that a portion of the Company's investment to be made in the Entities under the Agreement and of each Member's capital contributions to the Company hereunder shall be made by the Members through JFC CFN II LLC, a Delaware limited liability company ("JCF CFN II LLC")."

         3. Amendment to Section 11. Section 11(a) is hereby amended and restated in its entirety as follows:

         "(i) The Managing Member hereby acknowledges that the Company and JCF CFN II have received from each Member aggregate capital contributions equal to the Maximum Contribution Commitment of each such Member set forth on Schedule A hereto in such proportions as shall be recorded in the books of records of the Company and JCF CFN II. Each Member's "Percentage Interest" as of any date shall be equal to the ratio between (x) all capital contributions made to the Company and (y) the aggregate capital contributions to the Company by all Members as of such date. Notwithstanding anything in this Agreement to the contrary, if requested by the Managing Member each Member shall be required, without regard to its Maximum Contribution Commitment, to make a pro rata (based on Percentage Interests) capital contribution to the Company in respect of (A) the costs and expenses arising from the organization and operations of the Company and (B) the Company's obligations under Section 13 hereof. The Managing Member shall give the Members at least 5 business days prior written notice of any contribution required pursuant to the immediately preceding sentence.

         (ii) In the event (A) the Company is required to make an Initial Capital Contribution (as defined in the Holdings Agreement) or Mandatory Capital Contribution to Holdings or other payments owed by the Company to any Entity pursuant to the applicable Entity Agreement and (B) the contribution by any Regular Member of all or any portion of its pro rata share (based on Percentage Interests) of such Initial Capital Contribution (as defined in the Holdings Agreement), Mandatory Capital Contribution or other payment would, when taken together with such Regular Member's prior capital contributions to the Company pursuant to Section 7 and Section 11(a)(i) (other than pursuant to clause (B) of Section 11(a)(i)), be in excess of such Regular Member's Maximum Contribution Commitment (any such excess being referred to as such Regular Member's "Excess Amount"), then the Managing Member shall, either directly or through one or more of its affiliates, make a capital contribution to the Company in an amount equal to such Excess Amount and the Percentage Interest of the Managing Member (or the relevant affiliate(s) of the Managing Member) shall be increased proportionately. Notwithstanding the foregoing, the Managing Member and any Regular Member may each agree in their sole and absolute discretion that such Regular Member shall make a capital contribution of all or any portion of such Regular Member's Excess Amount and in such event the Percentage Interest of the Managing Member (or the relevant affiliate(s)) and such Regular Member shall be adjusted accordingly.

         (iii) In the event the Company is requested to make a Voluntary Capital Contribution to any Entity, the Managing Member shall provide the Regular Members with a written notice specifying (A) such Regular Member's pro rata share (based on then existing Percentage Interests) of such Voluntary Capital Contribution and (B) the date a capital contribution from a participating Regular Member for such Voluntary Capital Contribution is required to be made to the Company, which date shall be no less than 5 business days following the date of such written notice. Each Regular Member shall be required to notify the Managing Member within 3 business days of the date of the written notice provided pursuant to the preceding sentence whether the Regular Member elects to make all or any portion of such capital contribution. If any Regular Member elects to make less than 100% of its share of such Voluntary Capital Contribution (the difference between a Regular Member's share of such Voluntary Capital Contribution and the capital contribution elected to be made by such Regular Member in respect thereof being referred to as such Regular Member's "Shortfall Amount"), the Managing Member shall be permitted, either directly or through one or more of its affiliates, to make a capital contribution to the Company in an amount up to such Regular Member's Shortfall Amount and the Percentage Interest of the Managing Member (or the relevant affiliate(s) of the Managing Member) shall be increased proportionately."

         4. Amendment to Section 14. Section 14 is hereby amended and restated in its entirety as follows:

         "14. Distributions and Other Tax Matters. (a) Distributions. The Managing Member shall be required to distribute to the Members in proportion to their respective Percentage Interests any proceeds from an investment within 30 calendar days after the receipt thereof; provided that the Managing Member shall be permitted to withhold from any distribution amounts necessary to create, in its discretion, appropriate reserves for expenses and liabilities, contingent or otherwise, of the Company. Profits and losses shall be allocated among the Members in proportion to their respective Percentage Interests. Distributions upon the dissolution and winding up of the Company, after payment of amounts to satisfy all creditors of the Company (including Members who are creditors of the Company), either by the payment thereof or the making of reasonable provision therefor (including the establishment of reserves in amounts determined in good faith by the Managing Member), shall be made among the Members in proportion to their respective Percentage Interests.

         (b) Capital Accounts. There shall be established for each Member on the books of the Company as of the date hereof, a capital account (each being a "Capital Account"). The Capital Account of each Member shall be credited with such Member's initial capital contributions, increased by any allocation of income or gain and by any additional capital contributions by that Member, and shall be reduced by any allocation of loss, expense or deduction and by any distribution to that Member. Capital Accounts shall be appropriately adjusted to reflect transfers of a Member's interests. The provisions of this Section 14 relating to the maintenance of Capital Accounts and allocations of Company income, gain, loss, expense or deduction are intended to comply with United States Treasury regulations section 1.704-1(b) (including, without limitation, the "qualified income offset" provisions contained therein) and shall be interpreted and applied in a manner consistent with such United States Treasury regulations. Additionally, the foregoing allocation provisions shall be interpreted and applied in a manner consistent with the "minimum gain chargeback" provisions of such United States Treasury Regulations. Interest shall not be payable on Capital Account balances.

         (c) Allocations. (i) Net income and loss of the Company for each fiscal period as determined in the reasonable discretion of the Managing Member shall be allocated among the Capital Accounts of the Members in a manner that as closely as possible gives economic effect to the provisions of this Section 14 and Section 15 and other relevant provisions hereof.

         (ii) All items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members for federal, state and local income tax purposes consistent with the manner that the corresponding constituent items of net income and loss shall be allocated among the Members pursuant to this Agreement, except as may otherwise be provided herein or by the Internal Revenue Code of 1986, as amended (the "Code"). Notwithstanding the foregoing, the Managing Member in its sole discretion shall make such allocations for tax purposes as may be needed to ensure that allocations are in accordance with the interests of the Members, within the meaning of the Code and Treasury regulations. The Managing Member shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole discretion.

         (iii) To the extent the Company is required by law to withhold or to make tax payments (including interest and penalties thereon) on behalf of or with respect to any Member ("Tax Advances"), the Managing Member may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Member shall, at the option of the Managing Member, (A) be promptly paid to the Company by the Member on whose behalf such Tax Advances were made or (B) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever the Managing Member selects the option set forth in clause (B) of the immediately preceding sentence for repayment of a Tax Advance by a Member, for all other purposes of this Agreement such Member shall be treated as having received all distributions unreduced by the amount of such Tax Advance. Each Member hereby agrees to indemnify and hold harmless the Company and the Managing Member and any member or officer of the Managing Member from and against any liability with respect to Tax Advances required on behalf of or with respect to such Member. In the event the Company is liquidated and a liability is asserted against the Managing Member and any member or officer of the Managing Member for Tax Advances, the Managing Member shall have the right to be reimbursed from the Member on whose behalf such Tax Advance was made.

         (d) Tax Matters. Information required for Members to prepare their federal, state and local income tax returns will be delivered to each Member after the end of each taxable year of the Company. Every reasonable effort will be made to furnish such information within 90 days after the end of each taxable year.

         Unless the Company is advised by counsel that it is entitled to be treated as a disregarded entity for federal income tax purposes, the Company shall file its tax returns as a partnership for federal, state and local income and other tax purposes. The "tax matters partner" for purposes of Section 6231(a)(7) of the Code shall be the Managing Member. The Managing Member shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code with respect to the Company."

         5. Amendment to Section 15. Clause (iv) of Section 15 is hereby amended and restated in its entirety as follows:

         "The disposition or liquidation to cash of all of the Company's investments."

         6. New Section 22. A new Section 22 shall be added to the Agreement as follows:

         "Confidentiality. Notwithstanding anything in this Agreement to the contrary, to comply with Treas. Reg. Section 1.6011-4(b)(3)(i), each Member (and any employee, representative or other agent of such Member) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Company or any transactions undertaken by the Company, it being understood and agreed, for this purpose, (a) the name of, or any other identifying information regarding (i) the Company or any existing or future Member (or any affiliate thereof) in the Company, or (ii) any investment or transaction entered into by the Company; and (b) any performance information relating to the Company, does not constitute such tax treatment or tax structure information."

         7. Amendment to Schedule A. Schedule A to the Agreement is hereby amended and restated in its entirety as follows:

---------------------------------------------------------------------------------------
NAME                         PERCENTAGE INTEREST  INITIAL CAPITAL  MAXIMUM CONTRIBUTION
----                         -------------------  ---------------  --------------------
                                                  CONTRIBUTION     COMMITMENT
                                                  ------------     ----------
---------------------------------------------------------------------------------------
Managing Member:
----------------

JCF Associates I LLC         0%                   N/A              N/A
---------------------------------------------------------------------------------------
Regular Members:
----------------

---------------------------------------------------------------------------------------
The Enstar Group, Inc.       60%                  $2,996,250       $15,300,000
---------------------------------------------------------------------------------------
Castlewood Holdings Limited  40%                  N/A              $10,200,000
---------------------------------------------------------------------------------------

         8. Ratification and Confirmation of the Agreement. Except as so modified pursuant to this Amendment No. 1, the Agreement is hereby ratified and confirmed in all respects.

         9. Governing Law. This Amendment No. 1 shall be governed by the laws of the State of Delaware.

         10. Effectiveness. This Amendment No. 1 shall be effective as of the date hereof.


                    [Rest of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 effective as of the date first written above.

                                          MANAGING MEMBER

                                          JCF ASSOCIATES I LLC


                                              By: /s/ Sally Rocker
                                                  --------------------------
                                                  Name: Sally Rocker
                                                  Title: Principal


                                          MEMBERS

                                          THE ENSTAR GROUP, INC.


                                          By: /s/ Nimrod T. Frazer
                                              ------------------------------
                                              Name: Nimrod T. Frazer
                                              Title: Chairman & CEO

                                          CASTLEWOOD HOLDINGS LIMITED


                                          By: /s/ Richard John Harris
                                              ------------------------------
                                              Name: Richard John Harris
                                              Title: Chief Financial Officer